Filed Pursuant to Rule 424(b)(3)

Registration No. 333-206718

Explanatory Note: The Current Report on Form 8-K set forth below was previously filed with the Securities and Exchange Commission by Ceres, Inc. and, pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, is also being filed as a prospectus supplement to the prospectus of Ceres, Inc., dated December 15, 2015, relating to the offering by Ceres, Inc. of 600,000 Class A Units consisting of Common Stock and warrants and 6,460 Class B Units consisting of shares of Series A-1 convertible preferred stock and warrants (and 32,900,000 shares of Common Stock underlying shares of Series A-1 convertible preferred stock and warrants).

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2016

CERES, INC.

(Exact Name of registrant as Specified in its charter)

Delaware	001-35421	33-0727287
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1535 Rancho Conejo Boulevard
Thousand Oaks, CA	91320
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 376-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 12, 2016, Ceres, Inc. (the “Company”) received a letter (the “Notice”) from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that, based on the Company’s closing bid price for the last 30 consecutive business days, the Company is not in compliance with the minimum bid price requirement for continued listing of $1.00 per share, as set forth in NASDAQ Listing Rule 5550(a)(2).

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, until July 11, 2016, to regain compliance with the minimum bid price requirement for continued listing. In order to regain compliance, the minimum bid price per share of the Company’s common stock must be at least $1.00 for at least ten consecutive business days during the 180-day grace period. The Company has provided written notice of its intention to cure the minimum bid price deficiency during the grace period by effecting a reverse stock split if necessary.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NASDAQ Capital Market under the symbol “CERE”. The Company intends to actively monitor the bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement.

Item 5.02.(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 12, 2016, Thomas Kiley advised the Company that he will not stand for reelection at the Company’s 2016 annual meeting of stockholders to be held on April 5, 2016 (the “Annual Meeting”). Mr. Kiley has served on the Company’s Board of Directors since May 2003 and will continue to serve as a director until the Annual Meeting. There was no disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On January 12, 2016, Aflalo Guimaraes also advised the Company that he will not stand for reelection at the Annual Meeting. Mr. Guimaraes has served on the Company’s Board of Directors since December 2014 and will continue to serve as a director until the Annual Meeting. There was no disagreement with the Company on any matter relating to the Company's operations, policies or practices.

The Company has agreed to extend the exercise period through April 5, 2017 of all vested stock options held by Messrs. Kiley and Guimaraes at the time of the Annual Meeting. In exchange, both Messrs. Kiley and Guimaraes have agreed to be available to provide advice to the Board of Directors and management of the Company as may be requested on an ad hoc basis.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERES, INC.

Date:	January 15, 2016	By:	/s/ Paul Kuc
		Name:	Paul Kuc
		Title:	Chief Financial Officer